Registrant Name:        The Latin America
			Equity Fund, Inc.
SEC File Number:        811-6413
CIK Number:             0000879357

							Shares
			Trade           Selling         Purchased
Issuer                  Date            Broker          (000's)

Telefonica del Peru     07/01/96        Merrill Lynch      35

Per Share               Fund            Percent of      Syndicate
(U.S.$)                 Assets (1)      Issue (2)       Member

$20.50                  0.48%           0.74%           C/S First Boston


(1) Purchase may not exceed 3% of the Fund's total assets.

(2) Represents purchase by the affiliated fund, The Latin America
      Equity Fund, Inc.; may not exceed the greater of
      (i) 4% of the principal amount of the offering, or (ii) $500,000 in principal amount, but in no event greater than 10% of the principal amount of the offering.